Exhibit 107

Calculation of Filing Fee Tables

Form S-3

(Form Type)

OmniAb, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees to be Paid	Equity	Common Stock, $0.0001 par value per share	457(o)	(1)	(2)	(2)

Fees to be Paid	Equity	Preferred Stock, $0.0001 par value per share	457(o)	(1)	(2)	(2)

Fees to be Paid	Debt	Debt Securities	457(o)	(1)	(2)	(2)

Fees to be Paid	Other	Warrants	457(o)	(1)	(2)	(2)

Fees to be Paid	Other	Units	457(o)	(1)	(2)	(2)

Fees to be Paid	Unallocated (Universal) Shelf	–	457(o)	(1)	(2)	$300,000,000 (3)	$0.00014760	$44.280.00

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	–	–	–	–	–	–	–	–

	Total Offering Amounts					$300,000,000		$44.280.00

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$44.280.00

(1)

There are being registered hereunder, an indeterminate number or amount, as the case may be, of common stock, preferred stock, debt securities, warrants to purchase common stock, and units, as may be offered by the registrant from time to time, which together shall have an aggregate initial offering price not to exceed $300,000,000.

The securities included hereunder may be sold separately or as units with other securities registered hereunder. The securities included hereunder also include an indeterminate number of securities as may be issued upon conversion of or exchange for preferred stock or debt securities that provide for conversion or exchange, upon exercise of warrants, or pursuant to the anti-dilution provisions of any of such securities. In addition, pursuant to Rule 416 of the Securities Act, this registration statement also covers any additional securities that may be offered or issued in connection with any stock splits, stock dividends or similar transactions. This includes rights to acquire common stock or preferred stock of the Company under any shareholder rights plan then in effect, if applicable under the terms of any such plan.

(2)

The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities covered by this registration statement and is not specified as to each class of security pursuant to Instruction 2.A.ii.b to Item 16(b) of Form S-3 under the Securities Act.

(3)

Estimated solely for the purpose of calculating the registration fee. No separate consideration will be received for shares of common stock that are issued upon conversion of debt securities or preferred stock or upon exercise of warrants registered hereunder. The aggregate maximum offering price of all securities issued by the Company pursuant to this registration statement will not exceed $300,000,000.

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